Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in the Registration Statement on Form S-8 pertaining to the Ekso Bionics 401(k) Plan, of our report dated February 24, 2022 relating to the consolidated financial statements of Ekso Bionics Holdings, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ WithumSmith+Brown, PC

San Francisco, California
February 25, 2022